Exhibit 10.24

November 30, 2010

Mr. Wesley Wheeler

1211 Village Crossing Drive

Chapel Hill, NC 27517

Re: Separation from Employment and Release of Claims

Dear Wes:

As we recently discussed, this letter confirms notice of your separation from the position of President and Chief Executive Officer of Patheon Inc. (the “Patheon”) effective November 30, 2010 (the “Separation Date”). Effective as of the Separation Date, you shall no longer be a member of the Board of Directors of Patheon or hold any positions as an employee, officer or director of Patheon Pharmaceutical Services Inc. (the “Corporation”) or any entity controlled by, controlling, or under common control with the Corporation (the “Affiliated Group”) and you agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing. Reference is made to the Employment Agreement between you and the Corporation, dated December 3, 2007 as amended on May 5, 2009 (the “Employment Agreement”) and Schedule B to the Employment Agreement, dated April 16, 2008 (the “Confidentiality Undertaking”). Except as otherwise provided herein, any of your rights under the Employment Agreement shall terminate as of the Separation Date.

1. Accrued Obligations. Regardless of whether you sign this agreement:

1.1 within 30 days following the Separation Date, you will be provided with all earned, but unpaid salary through the Separation Date, at the annualized rate of $650,000 US (the “Annual Base Salary Rate”);

1.2 within 30 days following the Separation Date, you will be provided with 5 weeks accrued and unused vacation pay;

1.3 consistent with Corporation policy and after submission of appropriate documentation, you will be provided with all any reasonable business expenses you incurred through the Separation Date in accordance with Corporation policy; and

1.4 following the Separation Date, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), you shall be entitled to seek continued health insurance coverage at your own expense and subject all respects to the requirements, conditions and limitations of COBRA and of Patheon’s health insurance plan, which may be amended from time to time.

2. Separation Payments. The termination of your employment shall be treated as a termination other than for “Cause” under your Employment Agreement. Pursuant to Section 5.4 of the Employment Agreement, the Corporation is offering you certain separation payments and benefits set forth in Section 2 herein (the “Separation Payments”) conditional upon you executing this Agreement and agreeing to the full waiver and release of all claims and your compliance with the other terms and conditions of this agreement. Provided that the Effective Date has occurred, in exchange for your waiver and release of all claims and your agreement to abide by the other terms and conditions set forth herein, the Corporation will provide you with the following payments and benefits following your execution (and non-revocation pursuant to Section 6(ii)) of this agreement:

2.1 Salary Continuation: From the Separation Date through the second anniversary of the Separation Date, you will be provided with an amount equal to two times your annual Base Salary Rate, which will be payable in 24 equal monthly installments commencing within the 30 day period commencing on the 60th day following the Separation Date.

2.2 Executive Incentive Performance Bonus: You will remain eligible for a 2010 incentive plan bonus payable in accordance with the terms of the plan, which shall be determined in the sole direction of the Board of Directors of Patheon and in a manner consistent with the method used to determine incentive plan payouts of other senior executives of the Company. Such bonus shall be payable within three months after the end of Patheon’s fiscal year relating to 2010.

2.3 The “Effective Date” for purposes of this agreement shall be the eighth (8th) calendar day following the date that you sign and return this agreement to the Corporation, provided that you do not revoke or attempt to revoke your acceptance of this agreement prior to such date in accordance with Section 6(ii) herein.

2.4 All amounts payable to you under this agreement shall be less all applicable tax withholding and other authorized, statutory or legally required deductions.

3. Equity. Pursuant to Section 3.4 of the Employment Agreement, certain options to acquire Restricted Voting Shares of Patheon you were granted in Patheon have vested as follows: 470,000 on December 18, 2007; 420,000 on December 18, 2008; and 420,000 on December 18, 2009. Such options will continue to be governed by Section 3.4 of the Employment Agreement and the terms of the Patheon Amended And Restated Incentive Stock Option Plan dated September 4, 2008. You shall have no rights relating to any unvested options to acquire Restricted Voting Shares of Patheon.

4. Continuing Obligations. You acknowledge and agree that your covenant not to compete and other obligations set forth in Article 6 of the Employment Agreement, Section 7.9 of the Employment Agreement and the Confidentiality Undertaking continue following the Separation Date. You further acknowledge and agree that the terms of this agreement are to be treated as confidential information under the Confidentiality Undertaking.

5. Waiver and Release.

5.1 Waiver and Release of all Claims By You. In consideration for the covenants and agreements set forth herein, the sufficiency of which you hereby acknowledge, you, on behalf of yourself and your successors, assigns, executors and administrators, voluntarily, knowingly and willingly release and forever discharge the Corporation, the Affiliated Group and JLL Partners, Inc., together with each of their respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives, attorneys and their respective advisors and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the date of this agreement including, but not limited to: (i) any Claims arising under any foreign, federal, provincial, local, state, territory or commonwealth statute, constitution or regulation, including, without limitation, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, Executive Order 11246, the Family and Medical Leave Act of 1993, and/or the applicable foreign, federal, provincial, local, state, territory or commonwealth law against discrimination; (ii) Claims relating to your hiring, your employment or your cessation of employment with the Corporation, the Affiliated Group or any of the Releasees, as well as the circumstances thereof; and (iii) Claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Corporation, the Affiliated Group and any of the Releasees and you existing as of the date of this agreement, including, but not limited to, the Employment Agreement. This Section 5.1 does not waive or attempt to waive (i) any Claims that cannot legally be waived; (ii) any rights you may have to file a charge with a federal or state administrative agency in the United States; provided, however, that you acknowledge and agree that, you are not entitled to any personal recovery in any such agency proceedings; (iii) any Claims you may have under this agreement; (iv) any rights you may have to defenses and indemnity under any certificate, bylaw, resolution, policy or practice of the Corporation; (v) any rights you may have under any liability insurance as provided by the Corporation; and (vi) any vested benefits you may have, subject to the terms of the plan documents.

5.2 Your Waiver and Release Includes Unknown Claims. For the purpose of implementing a full and complete release, you understand and agree that this release of claims is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Releasees and that this agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims.

5.3 No Other Claims. By signing this Agreement, you represent and warrant that you have not commenced or joined in any Claim whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in Section 5.1 above.

5.4 No Further Rights Or Benefits. You acknowledge and agree that, other than as specifically provided above in this Agreement, you are not entitled to any compensation, rights or amounts under the Employment Agreement or any contract, plan, policy or practice, past or present, of the Corporation, the Affiliated Group or any of the other Releasees. Except as set forth above, you acknowledge and agree that as of the Separation Date, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Corporation, the Affiliated Group or any of the other Releasees or otherwise be entitled to any perquisite or fringe benefit.

6. Review and Revocation. You understand and agree that you are waiving your rights under the ADEA and the OWBPA and, in accordance with those statutes, you have been informed and you understand and agree that: (i) you have fifty (50) calendar days after receipt of this agreement to consider whether to sign it; (ii) you may revoke this agreement in writing (notice to Patheon Human Relations Department) at any time during the seven (7) calendar days after this agreement is signed by you, in which case none of the provisions of this agreement will have any effect; (iii) you have been advised to consult with an attorney of your choice concerning the legal consequences of this agreement; (iv) you are not waiving, releasing, or otherwise discharging any claims under the ADEA that may arise after the date you sign this agreement; and (v) the Separation Payments provided herein constitute consideration beyond which you would be entitled to receive but for your execution (and non-revocation) of this agreement.

7. Non-Disparagement.

7.1 Your Obligation. You agree that you will not, will fully at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Corporation, the Affiliated Group or JLL Partners, Inc., or any of their respective affiliates or subsidiaries, products or services, or present or former officers, directors, partners, stockholders or employees. The Corporation, the Affiliated Group, or JLL Partners, Inc. agree that the members of the Board of Directors and Executive Committee will not willfully, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of you.

7.2 Responding to Legal Process. Nothing in this agreement shall prohibit you from responding to a valid subpoena, court order or similar legal process; provided, however, that prior to you responding to a valid subpoena, court order or similar legal process which may require the disclosure of confidential information, you shall provide the Corporation, the Affiliated Group and JLL Partners, Inc. with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford such entity a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8. Return of Affiliated Group Property. You agree that you shall promptly, and in any event within three (3) business days of the Separation Date, return to the Corporation all of the

Affiliated Group’s property and all documents and materials that in any way incorporate, reflect or constitute the Affiliated Group’s confidential and proprietary information and/or trade secrets, provided however, that you may retain your Blackberry with existing phone numbers and the contacts list contained in your Outlook data file.

9. 409A Compliance. Section 7.8 of the Employment Agreement is incorporated by reference as if restated herein. However, for the avoidance of doubt, all amounts payable to you under this agreement shall be treated as set forth in Section 2.4 herein.

10. Entire Agreement. Except as specifically provided herein, this agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you, the Corporation and the Affiliated Group with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including those set forth in the Employment Agreement. This agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Corporation. This agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Corporation, and inure to the benefit of both you and the Corporation, their heirs, successors and assigns.

11. Representations. You acknowledge and agree that, if you choose to sign this agreement, that it is executed voluntarily and without any duress or undue influence on the part of the Corporation or the Affiliated Group. You further acknowledge that, prior to executing this agreement, that you read this agreement and fully understood the terms and consequences of this agreement and of the release it contains and that you had the opportunity to consult with legal counsel of your own choice prior to executing the agreement.

12. No Admission of Liability. You understand and acknowledge that this agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Corporation or the Affiliated Group hereto, either previously or in connection with this agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Corporation or the Affiliated Group of any fault or liability whatsoever to you or to any third party.

13. Severability. If any provision of this agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

14. Governing Law. This agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York without regard to its conflicts of law principles. In the event a dispute arises out of or pertains to this agreement, you and the Corporation agree to use our reasonable efforts to resolve such dispute through negotiation. In the event such dispute cannot be settled through negotiation, we agree that any action or proceeding instituted with respect thereto shall be commenced and maintained exclusively in the courts of and within the State of New York, which may exercise jurisdiction over the subject matter.

15. Tax Advice and Information. You acknowledge that none of the Corporation, the Affiliated Group or any of their representatives have provided you with any tax advice or tax-related representations concerning the payments provided for in this agreement or any other aspect of this agreement. Further, you understand and agree that you should consult your own tax advisor(s) for any such tax advice or information.

16. Captions. The title and captions used in this agreement are for convenience only and are not to be construed in interpreting this agreement.

If you agree to its terms and conditions contained in this agreement, please sign below and return the original to me. We wish you the best of luck in your future endeavors.

Sincerely,

PATHEON PHARMACEUTICAL SERVICES INC.

By:	/s/ Eric Evans
NAME:	Eric Evans
TITLE:	CFO

I READ AND UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, SPECIFICALLY INCLUDING THE WAIVER AND RELEASE OF ALL CLAIMS AGAINST THE CORPORATION, THE AFFILIATED GROUP AND THE OTHER RELEASEES.

ACCEPTED AND AGREED:

/s/ Wesley Wheeler	14 December 2010
Wesley Wheeler	Date